EXHIBIT 10.42

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO COREWEAVE, INC. IF PUBLICLY DISCLOSED.

CoreWeave Inc.
101 Eisenhower Parkway
Roseland, NJ 07068

January 15, 2024
Nitin Agrawal [*]
[*]

Re:    Offer of Employment by CoreWeave, Inc.
Dear Nitin:
It is with great pleasure that we extend to you an offer to join CoreWeave, Inc., a Delaware corporation (collectively, with its subsidiaries and affiliates, the “Company”), as set forth below. This letter is referred to herein as the “Letter Agreement.”
The Company is a leading provider of flexible, high-bandwidth compute capacity, engaged providing highly scalable compute resources to a number of the fastest- growing market sectors, including, AI, ML and CGI rendering (the “Business”).
The Company desires to employ you as Chief Financial Officer, reporting to the Chief Executive Officer of the Company, on the following terms and conditions:
Section 1.    Definitions.
(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of your employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 below, (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein and (iv) in the event your employment terminates other than by the Company for Cause or by you without Good Reason, the Annual Bonus for the immediately preceding year to the extent not already paid, plus a prorated portion of the Annual Bonus in respect of the year in which your employment terminates reflecting the portion of the year during which you were employed, in each case payable within 15 days following termination of employment, conditioned on your execution of a full and complete release of all claims, actions, and causes of action against the Company, its affiliates, current and former directors, officers, employees, agents and other representatives (the “Release”). The Release shall be on a customary form drafted and approved by the Company, and shall contain no additional covenants.

(b)“Base Salary” shall mean the salary provided for in Section 4(a)(i).
(c)“Business” shall have the meaning set forth in the preamble.
(d)“Cause” shall mean (i) act(s) of gross negligence or willful misconduct in the course of your employment hereunder that is or could reasonably be expected to be materially injurious to the Company, (ii) your willful failure or refusal to perform in any lawful material or directive with respect to your duties or responsibilities, (iii) misappropriation by you of any assets or business opportunities of the Company or any breach of your duty of loyalty to the Company, (iv) embezzlement or fraud committed by you, or at your direction, (v) your conviction of, or pleading “guilty” or “ no contest” to: (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of your duties to the Company or otherwise results in material injury to the reputation or business of the Company, (vi) any material violation of the written policies of the Company, or (vii) your material breach of the Employee Covenant Agreement.
(e)“Company” shall have the meaning set forth in the introduction hereto.
(f)“Disability” shall mean any physical or mental disability or infirmity that prevents the performance of your material duties for a period of (i) thirty (30) consecutive days or (ii) forty-five (45) non-consecutive days during any twelve (12) month period.
(g)“Employee Covenant Agreement” shall have meaning set forth in Section
13.
(h)“Good Reason” shall mean, without your consent, (i) a material diminution in your title, duties, or responsibilities, or (ii) the Company’s material breach of this Letter Agreement.
(i)“Letter Agreement” shall have the meaning set forth in the introduction hereto.

Section 2.    Acceptance; At Will Employment.
The Company agrees to employ you, and you agree to serve the Company, on the terms and conditions set forth herein. Your employment shall commence on March 11, 2024 or such other date as mutually agreed (your “Start Date”) and shall continue unless terminated as provided in Section 7 hereof. Notwithstanding anything to the contrary, nothing in this Letter Agreement shall be construed as giving you the right to continued employment. This Letter Agreement is not a contract of employment for any specific period of time, and your employment is “at will” and may be terminated by you or by the Company at any time for any reason or no reason whatsoever.
Section 3.    Position, Duties, and Responsibilities.
(a)While employed by the Company, you shall be employed and serve as Chief Financial Officer of the Company in accordance with the terms herein. We expect that you will work primarily from home on a remote basis, however, you agree that you will occasionally need to travel to the Company’s offices, currently in New Jersey, as needed. You may also be required to travel in connection with fulfilling your duties as Chief Financial Officer.

(b)While employed by the Company, you shall devote your full business time, attention, skill, and reasonable best efforts to the performance of your duties under this Letter Agreement and shall not engage in any other business or occupation, including, without limitation, any activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of your duties for the Company, or (z) interferes with the exercise of your judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude you from (i) serving, subject to the prior written consent of the Company’s Board of Directors (which consent shall not be unreasonably withheld), as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.
(c)You represent and covenant to the Company that as of your Start Date and throughout your employment, no prior employment or work venture violates or conflicts with your duties and responsibilities described in this Section 3 or the Employee Covenants Agreement (defined below), and you shall notify the Company immediately in the event that any of circumstances change in a way that could reasonably be construed as a violation of this Section 3 or the Employee Covenants Agreement. You further represent and covenant that you have not and will not at any time provide any confidential, proprietary, or trade secret information to the Company that is the property of any of your prior employers.
Section 4.    Compensation.
(a)Compensation. Unless expressly stated otherwise, you shall be entitled to the following compensation:
(i)Base Salary. Your Base Salary shall be paid at the rate of
$500,000.00 per annum, less tax withholdings and any other deductions required by law. Base Salary shall be payable in accordance with the regular payroll practices of the Company, which may be increased in the Company’s sole discretion.
(ii)Annual Bonus. In respect of each year during your employment, you shall be entitled to an annual bonus in the amount of $500,000.00 (the “Annual Bonus”), less tax withholdings and any other deductions required by law, as long as you choose not to participate in the Company’s broader management bonus pool. The Annual Bonus shall be payable at the time the Company pays bonuses in accordance with the Company’s management bonus pool, but no later than March 15 of the following year. You are not eligible to participate in the Company’s management bonus pool while entitled to the Annual Bonus. You may, at any time during your employment, waive your right and entitlement to the Annual Bonus in order to participate in the Company’s management bonus pool. After waiving your right to the Annual Bonus, you will no longer be entitled to the Annual Bonus and have no right to reinstatement of the Annual Bonus. The Company’s management bonus pool is subject to the terms and conditions of the then current bonus plan. The Annual Bonus will be prorated for your first year of employment to reflect the portion of the year during which you are actually employed.

(iii)Restricted Stock Unit Awards. The Company will grant you
Restricted Stock Unit Awards (“RSU Awards”) in accordance with the Company’s 2019 Stock Award Plan (the “Plan”) attached hereto as Annex 1 in the following two allocations: (i) upon or as soon as practicable after your Start Date, 76,245 Restricted Stock Units (“RSUs”), which equals sixty-six percent (66%) of the total value of your RSU Awards and is based on the Company’s current 409A valuation; and (ii) upon the earlier of June 3, 2024 or the closing of the Company’s Series C equity financing, $11,900,000 worth of RSUs which equals 34% of the total value of your RSU Awards and which the number of RSUs will be based on the Company’s then current 409A valuation. The RSUs shall be subject to the terms of a Notice of Restricted Stock Unit Award and Restricted Stock Unit Award Agreement in the form attached hereto as Annex 2.
Section 5.    Employee Benefits.
During your employment, you will be eligible to participate in any health, insurance, retirement, and other benefits provided to other employees of the Company from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without notice, and the right to do so is expressly reserved.
Section 6.    Reimbursement of Business Expenses.
You are authorized to incur reasonable business expenses in carrying out your duties and responsibilities under this Letter Agreement, and the Company shall promptly reimburse you for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.
Section 7.    Termination of Employment.
Your employment shall terminate upon the earliest to occur of (i) your death,
(ii) a termination by reason of your Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by you with or without Good Reason. Upon any termination of your employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by you, you shall resign from any and all directorships, committee memberships, and any other positions you hold with the Company. Further, subject to any express rights with respect to the RSU Awards, upon any termination of your employment for any reason, you shall be entitled only to the Accrued Obligations. Following termination, you shall have no further rights to any compensation or any other benefits under this Agreement except as expressly provided otherwise herein.
Section 8.    Return of Property and Documents.
In the event of the termination of your employment for any reason, you shall promptly deliver to the Company all of (i) the property of the Company and (ii) the documents and data of any nature and in whatever medium of the Company, and shall not take with you any such property, documents, or data, or any reproduction thereof, or any documents containing or pertaining to any confidential information.

Section 9.    No Breach of Obligations to Other Parties.
You represent that your signing of this Letter Agreement concerning equity issued to you, and the Employee Covenants Agreement (defined below) and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers or any other third party with whom you have any agreement, written or oral.
Section 10.    Taxes.
The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Letter Agreement and that you have been advised by the Company to seek tax advice from your own tax advisors regarding this Letter Agreement and payments or other methods of compensation that may be made to you pursuant to this Letter Agreement.
Section 11.    Authorization to Work.
Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our office.
Section 12.    Indemnification
You will be entitled to indemnification against any claims made in respect of your service to the Company to the maximum extent permitted by law, and in any case on terms and conditions no less favorable than those that apply to any other officer or director of the Company. You will also be entitled to director and officer liability insurance coverage on terms and conditions no less favorable than those that apply to any other officer or director of the Company.
Section 13.    Confidentiality and Other Restrictive Covenants.
As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Proprietary Information and Inventions Assignment Agreement" (the “Employee Covenants Agreement”) as a condition of your employment, which is attached hereto and, upon execution, shall become a part of this Letter Agreement.

Section 14.    Entire Agreement.
This offer of employment, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations, and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this Letter Agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this Letter Agreement in reliance only upon such promises, representations, and warranties as are contained herein.
Section 15.    Governing Law; Consent to Personal Jurisdiction.
This Letter Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents. You hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of California for any lawsuit filed there against me by Company arising from or related to this Letter Agreement.

We look forward to the opportunity to welcome you to the Company. If you accept this Letter Agreement, please indicate so by signing below.

Very truly yours,

/s/ Michael Intrator

Michael Intrator, CEO

I have read and understood this Letter Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Signature: /s/ Nitin Agrawal        Date:

1/15/2024